Exhibit 23.5

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-4 of Simmons First National Corporation filed July 29, 2014, of our report dated March 21, 2014, on our audits of the consolidated financial statements of Liberty Bancshares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, which is contained therein. We also consent to the references to our firm under the caption “Experts”.

/s/ BKD, LLP

Springfield, Missouri

July 29, 2014